INFORMEDICS, INC.

                                                   EXHIBIT 11

                                  SCHEDULE OF COMPUTATION OF EARNINGS PER SHARE



                                                              1997                  1996
                                                            --------              --------

     PRIMARY AND FULLY DILUTED
     Net Loss                                             $ (1,290,903)             $(472,906)
                                                        ================      =================

     Weighted average number of common shares
     outstanding                                             2,650,416              2,646,194

     Add:  Weighted average number of shares of
        common stock equivalents (1)                             -----                  -----
                                                        ----------------      -----------------

     Weighted average number of shares used in
        calculation of earnings per share                    2,650,416              2,646,194
                                                        ================      =================

     Loss Per Share                                           $  (0.49)              $  (0.18)
                                                        ================      =================


(1) Common stock equivalents are excluded from the calculation of net loss per share for the years ended October 31, 1997 and 1996, as they are antidilutive.